EXHIBIT (a)(14)
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            2022841 ONTARIO INC. ANNOUNCES SUCCESSFUL COMPLETION OF
                        TAKE-OVER BID FOR EMCO LIMITED

April 8, 2003 - 2022841 Ontario Inc. (the "Offeror") today announced that 15,223,873 common shares of Emco Limited (Toronto: EML; Nasdaq: EMLTF), or approximately 95.7% of the outstanding Emco common shares, were deposited to the offer made by the Offeror on February 28, 2003 to acquire all of the outstanding Emco common shares for Cdn$16.60 per share.

The deposit period for the offer expired at 8:00 p.m. (EST) on April 7, 2003. All the conditions of the offer were satisfied as of the expiry of the deposit period and the Offeror has agreed to take up all Emco common shares that have been deposited to the offer. Cheques representing payment under the offer will be mailed promptly.

The Offeror intends to acquire the remaining Emco common shares by means of the compulsory acquisition provisions of the Ontario Business Corporations Act.